THE STANLEY WORKS AND SUBSIDIARIES
                 COMPUTATION OF EARNINGS PER SHARE
                 (dollars and shares in thousands
                     except per share amounts)

                                       THIRD QUARTER ENDED   NINE MONTHS ENDED
                                       SEPT 28   SEPT 30     SEPT 28  SEPT 30
                                         1996      1995        1996     1995
 Earnings per common share:
   Weighted average shares outstanding  88,847    88,579      88,832   88,718
                                        ======    ======      ======   ======
   Net earnings (loss)                 $37,677   ($1,713)    $99,867  $58,473
                                        ======    =======     =======  =======
   Per share amounts                     $0.42    ($0.02)      $1.12    $0.66
                                        ======    =======     =======  =======
 PRIMARY:
   Weighted average shares outstanding  88,847    88,579      88,832   88,718
    Dilutive common stock equivalents -
     based on the treasury stock method
     using average market price          1,296     1,052       1,327      988
                                        ------    ------      ------   ------
                                        90,143    89,631      90,159   89,706
                                        ======    ======      ======   ======
   Per share amounts                     $0.42    ($0.02)      $1.11    $0.65
                                        ======    ======      ======   ======
 FULLY DILUTED:
   Weighted average shares outstanding  88,847    88,579      88,832   88,718
   Dilutive common stock equivalents -
     based on the treasury stock method
     using the quarter end market price
     if higher than average market price 1,296     1,176       1,348    1,030
                                        ------    ------      ------   ------
                                        90,143    89,755      90,180   89,748
                                        ======    ======      ======   ======
    Per share amounts                    $0.42    ($0.02)      $1.11    $0.65
                                        ======    ======      ======   ======


 Note: This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.

       The weighted average number of shares for prior periods have been restated to give retroactive effect to the two-for-one stock split declared on April 17, 1996.